EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 4, 2020, is entered into by AVISTA CORPORATION, a Washington corporation (the “Borrower”), the financial institutions identified on the signature pages hereof as “Lenders” (the “Lenders”), U.S. BANK NATIONAL ASSOCIATION, as an Issuing Bank, WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank, and MUFG UNION BANK, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent (in such capacity, the “Administrative Agent”) and an Issuing Bank.
Recitals
A.    The parties hereto are party to that certain Credit Agreement, dated as of February 11, 2011, as amended, supplemented or otherwise modified by the First Amendment to Credit Agreement and Waiver Thereunder, dated as of December 14, 2011, the Second Amendment to Credit Agreement, dated as of April 18, 2014, and the letter agreement entitled “Extension of Expiration Date of Credit Facility”, dated May 16, 2016 (as so amended, supplemented or otherwise modified, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the provisions of Section 1.02 of the Credit Agreement are incorporated herein by reference.
B.    The Borrower and the Lenders wish to amend the Credit Agreement to, among other things, (i) increase the Applicable Rate, (ii) extend the Expiration Date by one year to April 18, 2022, (iii) revise Section 2.20 of the Credit Agreement to provide for possible additional extensions of the Expiration Date and (iv) add certain customary provisions that, based on current market practice, are included in syndicated credit facilities of the type represented by the Credit Agreement. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders, the Issuing Banks and the Administrative Agent hereby agree as set forth below.

SECTION 1.    Amendments to Credit Agreement. Subject to satisfaction of the conditions precedent set forth in Section 2 of this Amendment, the parties hereto hereby agree that the Credit Agreement is amended as set forth below.

(a)The preamble to the Credit Agreement is amended in full to read as follows:

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“CREDIT AGREEMENT, dated as of February 11, 2011, among AVISTA CORPORATION, a Washington corporation, the Lenders listed in Schedule 2.01 and from time to time party hereto, KEYBANK NATIONAL ASSOCIATION, as a Co-Documentation Agent, U.S. BANK NATIONAL ASSOCIATION, as a Co-Documentation Agent and an Issuing Bank, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and an Issuing Bank, and MUFG UNION BANK, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent and an Issuing Bank.”

(b)The definition of “Anti-Corruption Laws” in Section 1.01 of the Credit Agreement is amended in full to read as follows:

“‘Anti-Corruption Laws’ shall mean all laws, rules and regulations of any jurisdiction, including the FCPA, applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

(c)The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is amended in full to read as follows:
“‘Applicable Rate’ shall mean, on any date with respect to the Facility Fee, Eurodollar Loans, ABR Loans or the LC Participation Fee, the rate per annum set forth in the following table in the ‘Facility Fee,’ ‘Eurodollar Margin,’ ‘ABR Margin’ or ‘LC Participation Fee’ column, as applicable, for the Pricing Level in effect for such date.

Pricing Level	Facility Fee	Eurodollar Margin	ABR Margin	LC Participation Fee
I	0.125%	0.875%	0.000%	0.875%
II	0.150%	0.975%	0.000%	0.975%
III	0.175%	1.075%	0.075%	1.075%
IV	0.225%	1.150%	0.150%	1.150%
V	0.250%	1.250%	0.250%	1.250%
VI	0.300%	1.450%	0.450%	1.450%
For purposes of determining which Pricing Level is applicable in the foregoing table, the following rules will apply:

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‘Pricing Level I’ will be applicable at any date if, at such date, the Senior Debt Rating is Sixth Lowest Investment Grade or higher;
‘Pricing Level II’ will be applicable at any date if, at such date, the Senior Debt Rating is Fifth Lowest Investment Grade and Pricing Level I is not applicable;
“Pricing Level III” will be applicable at any date if, at such date, the Senior Debt Rating is Fourth Lowest Investment Grade and neither Pricing Level I nor Pricing Level II is applicable;
‘Pricing Level IV’ will be applicable at any date if, at such date, the Senior Debt Rating is Third Lowest Investment Grade and none of Pricing Level I, Pricing Level II or Pricing Level III is applicable;
‘Pricing Level V’ will be applicable at any date if, at such date, the Senior Debt Rating is Second Lowest Investment Grade and none of Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV is applicable;
‘Pricing Level VI’ will be applicable at any date if, at such date, (i) the Senior Debt Rating is Lowest Investment Grade or lower or (ii) there is no applicable Senior Debt Rating.”

(d)Clause (d) in the definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is amended in full to read as follows:

“(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor-relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any such proceeding or appointment or (iv) become the subject of a Bail-in Action;”

(e)The definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement is amended in full to read as follows:

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“‘Eurodollar Rate’ shall mean, for any Interest Period, the greater of (a) 0.00% and (b) (i) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as calculated by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate), and obtained through Reuters (or, if Reuters is unavailable for any reason or such rate does not appear on Reuters, an alternate service selected by the Administrative Agent), as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period (provided, however, if more than one such rate is obtained through any such service, the applicable rate shall be the arithmetic mean of all such rates), multiplied by (ii) the Statutory Reserve Rate; provided, that if the rate referred to in clause (b)(i) above is not available or ceases to exist, subject to Section 10.20, the Eurodollar Rate shall be a rate determined in good faith by the Administrative Agent in consultation with the Borrower (it being understood and agreed that until such time, clause (c) of the definition of “Alternate Base Rate” shall remain intact).”
(f)The definition of “Expiration Date” in Section 1.01 of the Credit Agreement is amended in full to read as follows:
“‘Expiration Date’ shall mean April 18, 2022.”

(g)The definition of “Federal Funds Effective Rate” in Section 1.01 of the Credit Agreement is amended in full to read as follows:
“‘Federal Funds Effective Rate’ shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent and (iii) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

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(h)The definition of “Issuing Bank” in Section 1.01 of the Credit Agreement is amended by deleting the phrase “Union Bank or Wells Fargo Bank” in its entirety and substituting therefor the new phrase “MUFG, U.S. Bank National Association or Wells Fargo Bank”.
(i)The definition of “Sanctions” in Section 1.01 of the Credit Agreement is amended in full to read as follows:

“‘Sanctions’ shall have the meaning assigned to such term in Section 3.14.”

(j)The definition of “Union Bank” in Section 1.01 of the Credit Agreement is amended in full to read as follows:

“‘Union Bank’ shall mean MUFG.”

(k)The definitions of “Sanctioned Country” and “Sanctioned Person” contained in Section 1.01 of the Credit Agreement are hereby deleted in their entirety.

(l)Section 1.01 of the Credit Agreement is amended by adding the following new definitions in appropriate alphabetical order:

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Amendment No. 3 Effective Date” shall mean June 4, 2020.

“Anti-Money Laundering Laws” shall mean all laws, rules and regulations of any jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including, without limitation, the Currency and Foreign Transactions Reporting Act of 1970, as amended (otherwise known as the Bank Secrecy Act), and the PATRIOT Act.

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“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230, as amended, or any successor thereto.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country

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which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Amendment No. 3 Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“MUFG” shall mean MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)).

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PTE’ shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Related Parties” means, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such person and of such person’s Affiliates.

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“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.17.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the

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applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
(m)Article I of the Credit Agreement is amended by adding the following new Section 1.03 at the end thereof:

“Section 1.03    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

(n)Section 2.05(f) of the Credit Agreement is amended by (i) deleting the phrase “that are caused by such Issuing Bank’s gross negligence or willful misconduct” in its entirety and substituting therefor the new phrase “that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable judgment)” and (ii) deleting the phrase “(as finally determined by a court of competent jurisdiction)” in its entirety and substituting therefor the new phrase “(as determined by a court of competent jurisdiction in a final and nonappealable judgment)”.

(o)Section 2.12(b) of the Credit Agreement is amended by (i) deleting the phrase “after the date hereof regarding capital adequacy” in its entirety and substituting therefor the new phrase “after the date hereof regarding capital adequacy or liquidity requirements”, (ii) deleting the phrase “any request or directive regarding capital adequacy” in its entirety and substituting therefor the new phrase “any request or directive regarding capital adequacy or liquidity requirements” and (iii)

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deleting the phrase “with respect to capital adequacy” in its entirety and substituting therefor the new phrase “with respect to capital adequacy or liquidity”.

(p)The first sentence of Section 2.18(a) of the Credit Agreement is amended in full to read as follows:

“Any and all payments by the Borrower hereunder and under any other Loan Document shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the net income of the Administrative Agent, any Lender or any Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity being called a “Transferee”)) and franchise taxes imposed on the Administrative Agent, any Lender or any Issuing Bank (or any Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender or Issuing Bank (or Transferee) or the applicable lending office, is organized or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender or Issuing Bank pursuant to the law in effect on the date on which (A) such Lender or Issuing Bank becomes a party to this Agreement or, with respect to a Loan attributable to a transferred or increased Commitment of a Lender, the date such Lender acquired its transferred or increased Commitment (in each case, other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (B) such Lender or Issuing Bank changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable to such Lender’s or Issuing Bank’s assignor immediately before such Lender or Issuing Bank became a party hereto or to such Lender or Issuing Bank immediately before it changed its lending office (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).”

(q)Section 2.18(g) of the Credit Agreement is amended by replacing every instance of the term “W-8BEN” contained therein with the phrase “W-8BEN or W-8BEN-E (as applicable)”.

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(r)Section 2.18 of the Credit Agreement is amended by adding the following new paragraph (i) at the end thereof:

“(i)    Notwithstanding anything to the contrary in this Section 2.18, the term “Taxes” shall not include U.S. federal withholding taxes imposed under FATCA. If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 2.18(i), “FATCA” shall include any amendments made to FATCA after the Amendment No. 3 Effective Date. If any form or certification a Lender or Issuing Bank previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.”

(s)Section 2.20(a) of the Credit Agreement is amended in full to read as follows:

“(a)     If no Event of Default has occurred and is continuing, the Borrower may request, by simultaneous notice to the Administrative Agent and each Lender given after the Amendment No. 3 Effective Date and no later than 60 days before the Expiration Date applicable on the date of such notice (the “Current Expiration Date”), that the Lenders extend their respective Commitments for an additional period of one year. If a Lender agrees, in its sole and absolute discretion, to so extend its Commitment, it will give notice to the Administrative Agent of its decision to do so within 30 days after the Borrower’s delivery of notice to the Administrative Agent

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and the Lenders requesting extension of the Current Expiration Date. Promptly after expiration of such 30-day period, the Administrative Agent will notify the Borrower and each Lender as to the Lenders (each an “Extending Lender”) from which it has received such a notice agreeing to so extend. Any failure by a Lender to so notify the Administrative Agent shall be deemed to be a decision by such Lender not to so extend its Commitment.”

(t)Section 2.20(b) of the Credit Agreement is amended by deleting the phrase “by a period equal to the Requested Extension Period” in its entirety and substituting therefor the new phrase “by a period of one year”.

(u)Section 2.20(c) of the Credit Agreement is amended by deleting the phrase “by a period equal to the Requested Extension Period” in its entirety and substituting therefor the new phrase “by a period of one year”.

(v)Section 2.20(d) of the Credit Agreement is amended in full to read as follows:

“(d)     The Borrower may use the process contemplated by this Section 2.20, at any time after the Amendment No. 3 Effective Date, only once; provided, however, that no extension of the Expiration Date shall be permitted that would cause the remaining term until the Expiration Date to exceed five years at any time.”

(w)Clause (ii) of the proviso contained in Section 2.21(d) of the Credit Agreement is amended in full to read as follows:

“(ii) subject to Section 10.19 and except to the extent expressly agreed otherwise by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender”

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(x)Section 3.13 of the Credit Agreement is amended by deleting the phrase “as of the date hereof” in its entirety and substituting therefor the new phrase “as of the Amendment No. 3 Effective Date”.

(y)Section 3.14 of the Credit Agreement is amended in full to read as follows:

“Section 3.14    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a)    None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries is a person that is, or is owned or controlled by persons that are, (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b)    The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, the directors and agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions, all Anti-Corruption Laws and all Anti-Money Laundering Laws, in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, Anti-Money Laundering Laws, the FCPA and any other applicable Anti-Corruption Laws.

(c)    No Borrowing, Letter of Credit, use of proceeds of any Borrowing or Letter of Credit or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, any Anti-Money Laundering Law or any applicable Sanction.”

(z)Article III of the Credit Agreement is amended by adding the following new Sections 3.15, 3.16 and 3.17 at the end thereof:

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“Section 3.15    Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification delivered by the Borrower to the Administrative Agent or any Lender is true and correct in all respects at the time furnished.

Section 3.16 Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.17 Affected Financial Institution. The Borrower is not an Affected Financial Institution.”

(aa)Section 5.01(c) of the Credit Agreement is amended in full to read as follows:

“(c)    The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, and their respective directors, officers, employees and agents, with the Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.”

(ab)Section 5.04(e) of the Credit Agreement is amended in full to read as follows:

“(e)    promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, any Lender or any Issuing Bank may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with (A) applicable “know your

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customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws or (B) the Beneficial Ownership Regulation.”

(ac)Section 5.05 of the Credit Agreement is amended by (i) deleting the word “and” at the end of clause (b) thereof, (ii) deleting the period at the end of clause (c) thereof and substituting therefor “; and” and (iii) adding the following new clause (d) at the end thereof:

“(d)     any change in the information provided in a Beneficial Ownership Certification, to the extent applicable, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.”

(ad)Section 6.07 of the Credit Agreement is amended in full to read as follows:

“Section 6.07     Use of Proceeds. The Borrower shall not request any Borrowing or Letter of Credit and shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, any of the proceeds of any Borrowing or Letter of Credit, whether directly or indirectly, (a) to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (b) in any manner that would result in a violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.”

(ae)Article VI of the Credit Agreement is amended by adding the following new Section 6.08 at the end thereof:

“Section 6.08     Sanctions, Anti-Corruption and Anti-Money Laundering Use of Proceeds. The Borrower will not, directly or indirectly, use the proceeds of any Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of the FCPA or any other applicable Anti-Corruption Law or (b) (i) for the purpose of funding, financing or

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facilitating any activity, business or transaction of or with any person that is, or is owned or controlled by persons that are, the subject of any Sanction, (ii) to fund any activities or business in any country or territory that, at the time of such funding, is the subject of Sanctions, or (iii) in any other manner that would result in a violation of Sanctions or Anti-Money Laundering Laws by any person (including any person participating in the Loans or the Letters of Credit, whether as Administrative Agent, Lender, joint lead arranger, underwriter, advisor, investor, or otherwise).”

(af)Article IX of the Credit Agreement is amended in full to read as set forth in Exhibit A attached hereto.

(ag)Section 10.01 of the Credit Agreement is amended by adding the following new paragraphs at the end thereof:

“Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.”

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(ah)Section 10.05(d) is amended by deleting the phrase “; provided that such waiver shall not, as to any Indemnitee, apply to special, indirect or consequential damages to the extent resulting from, or punitive damages awarded on account of, conduct by such Indemnitee that is determined by a court of competent jurisdiction by final and nonappealable judgment to have constituted gross negligence or willful misconduct by such Indemnitee” in its entirety.

(ai)Section 10.08(b) of the Credit Agreement is amended by deleting the word “Neither” in its entirety and substituting therefor the phrase “Subject to Section 10.20, neither”.

(aj)Section 10.16 of the Credit Agreement is amended in full to read as follows:

“Section 10.16 USA PATRIOT Act Notification. Each Lender and each Issuing Bank hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Issuing Bank to identify the Borrower in accordance with the PATRIOT Act. The Borrower agrees to cooperate with each Lender and each Issuing Bank and to provide true, accurate and complete information to such Lender or Issuing Bank in response to any such request.”

(ak)Article X of the Credit Agreement is amended by adding the following new Sections 10.17, 10.18, 10.19, 10.20 and 10.21 at the end thereof:

“Section 10.17 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation (or any successor thereto) under the Federal Deposit Insurance Act, as amended, and Title II of the Dodd-Frank Act, as amended (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”), in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 10.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k), as amended) of such party.

“Covered Entity” shall mean any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), as amended; (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), as amended; or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b), as amended.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable and as amended.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D), as amended.

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Section 10.18 Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries or Affiliates, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

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(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries or Affiliates, that none of the Administrative Agent or any of its affiliates is a fiduciary with respect to the collateral contemplated by the Loan Documents or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the

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applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20    Effect of Benchmark Transition Event.

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(a)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., Pacific time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section 10.20 will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

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(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 10.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 10.20.

(d)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Eurodollar Rate will not be used in any determination of Alternate Base Rate.

(e)    Certain Defined Terms. As used herein:

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

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“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the Eurodollar Rate:

(A)    in the case of clause (A) or (B) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(B)    in the case of clause (C) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the Eurodollar Rate:

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(A)    a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;

(B)    a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator of the Eurodollar Rate, a resolution authority with jurisdiction over the administrator of the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator of the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(C)    a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with this Section 10.20 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to this Section 10.20.

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“Early Opt-in Election” shall mean the occurrence of:

(A)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 10.20, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and

(B)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” shall mean the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Section 10.21    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any joint lead arranger, any book manager, any Co-Documentation Agent, the Syndication Agent, the Administrative Agent, any

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Issuing Bank or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any joint lead arranger, any book manager, any Co-Documentation Agent, the Syndication Agent, the Administrative Agent, any Issuing Bank or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by any joint lead arranger, any book manager, the Administrative Agent, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the joint lead arrangers, the book managers, the Administrative Agent, the Issuing Banks and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the joint lead arrangers, the book managers, the Administrative Agent, the Issuing Banks and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the joint lead arrangers, the book managers, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the joint lead arrangers, the book managers, the Administrative Agent, the Issuing Banks and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the joint lead arrangers, the book managers, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the joint lead arrangers, the book managers, the Administrative Agent, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.”

(al)Schedules 2.01 and 3.13 of the Credit Agreement are each amended in full to be in the form attached hereto as Exhibit B.
(am)Each reference in the Credit Agreement to “Union Bank” shall mean and be a reference to “MUFG”.

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SECTION 2. Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”), not later than June 30, 2020, on which all of the conditions set forth below have been fulfilled.
(a)    The Administrative Agent shall have received all of the following, each dated the Effective Date (unless otherwise specified below), in form and substance satisfactory to the Administrative Agent and in the number of originals requested thereby:
(i)this Amendment, duly executed by the Borrower, the Lenders and the Issuing Banks;
(ii)a new First Mortgage Bond in substitution for the First Mortgage Bond, dated April 18, 2014, referencing (among other things) the extension of the Expiration Date effected pursuant to Section 1(e) of this Amendment (the “New First Mortgage Bond”), together with the related Supplemental Indenture (the “New Supplemental Indenture”) and the related bond delivery agreement (the “New Bond Delivery Agreement”), in each case duly executed and delivered by all of the parties thereto, together with a copy of the bond application (including all attachments thereto) relating to the New First Mortgage Bond;
(iii)a copy of the First Mortgage, certified by a Financial Officer of the Borrower;
(iv)a copy of title insurance policy number NSL 31426-SEA issued by First American Title Insurance Company, together with all endorsements thereto through the Effective Date (collectively, the “Title Policy”), including an endorsement dated a recent date confirming that the Title Policy (A) insures the Lien of the First Mortgage (including as modified by the New Supplemental Indenture) securing the New First Mortgage Bond, in each case with the Expiration Date extended to the date provided in Section 1(e) hereof, (B) insures the trustee under the First Mortgage as the insured party and (C) insures the Borrower’s title to the real property subject to the Lien of the First Mortgage, and the validity and first priority of the Lien of the First Mortgage (subject to Liens permitted to exist by the terms of the First Mortgage), in an amount not less than $785,000,000, certified by a Financial Officer of the Borrower;
(v)to the extent requested by any Lenders pursuant to Section 2.04(e) of the Credit Agreement, a new Note payable to the order of each such Lender (collectively, the “New Notes”);
(vi)opinions of Davis Wright Tremaine LLP, counsel to the Borrower, Hawley Troxell Ennis & Hawley LLP, Idaho counsel to the Borrower, and Crowley Fleck PLLP, special Montana counsel to the Administrative Agent (or such other firm or firms as approved

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by the Administrative Agent), each addressed to the Administrative Agent, the Lenders and the Issuing Banks, with respect to such matters relating to (A) the Borrower, (B) this Amendment, the New First Mortgage Bond, the New Supplemental Indenture, the New Bond Delivery Agreement and the New Notes (collectively, the “Amendment Documents”) and (C) the Loan Documents, as modified or replaced by the Amendment Documents, as the Administrative Agent or any Lender or Issuing Bank may reasonably request (the Borrower hereby instructing each such counsel to deliver its opinion to the Administrative Agent);
(vii)evidence that the Borrower has obtained all consents and approvals of, and has made all filings and registrations with, any Governmental Authority required in order to consummate the Transactions (as defined in Section 3(b) hereof), in each case without the imposition of any condition that, in the judgment of the Administrative Agent, could adversely affect the rights or interests of the Lenders, the Issuing Banks or the Administrative Agent under any of the Amendment Documents or the Loan Documents as modified or replaced thereby;
(viii)a copy of the articles of incorporation of the Borrower (as most recently amended and restated), including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Washington;
(ix)certificates, each dated as of a recent date, from the appropriate Governmental Authorities of the States of Washington, Idaho, Montana and Oregon as to the good standing of the Borrower to do business in those states;
(x)a certificate of the Secretary or Assistant Secretary of the Borrower certifying (A) that attached thereto is a true and complete copy of the restated articles of incorporation and the bylaws of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the Transactions and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certification with respect thereto furnished pursuant to clause (vii) above and (D) as to the incumbency and specimen signature of each officer executing any Amendment Document or any other document delivered in connection therewith on behalf of the Borrower;

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(xi)a certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate provided pursuant to clause (x) above;
(xii)a certificate of a Financial Officer of the Borrower certifying that the representations and warranties set forth in Sections 3(f) and (g) of this Amendment are true and correct;
(xiii)to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the Credit Agreement, as amended by this Amendment), a Beneficial Ownership Certification (as defined in the Credit Agreement, as amended by this Amendment) in relation to the Borrower, in form and substance reasonably satisfactory to any Lender that requests such a Beneficial Ownership Certification;
(xiv)to the extent requested by any Issuing Bank, a letter agreement between the Borrower and such Issuing Bank concerning such Issuing Bank’s maximum Issuing Bank Exposure, duly executed by all parties thereto; and
(xv)such other documents as the Administrative Agent or any Lender, or legal counsel to any of them, may reasonably request.
(b)    All fees payable by the Borrower to the Administrative Agent, the Issuing Banks, the Lenders or any of their respective Affiliates on or prior to the Effective Date with respect to this Amendment (including, without limitation, all fees payable by the Borrower to the joint lead arrangers with respect to this Amendment pursuant to those certain fee letter agreements, each dated May 4, 2020), and all amounts payable by the Borrower pursuant to Section 10.05 of the Credit Agreement for which invoices have been delivered to the Borrower on or prior to the Effective Date, shall have been paid in full or arrangements satisfactory to the Administrative Agent shall have been made to cause them to be paid in full.
(c)    The Borrower shall have paid to the Administrative Agent, for the account of the Lenders, in immediately available funds, all unpaid interest, Facility Fees and LC Participation Fees, in each case, that is accrued to but excluding the Effective Date under the Credit Agreement.
(d)    The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation (as such terms are defined in the Credit Agreement, as amended by this Amendment).

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(e)    All legal matters incident to the Amendment Documents, the Loan Documents as modified or replaced thereby and the Transactions shall be reasonably satisfactory to the Administrative Agent, the Lenders, the Issuing Banks and their respective legal counsel.
SECTION 3. Representations and Warranties. In order to induce the Lenders, the Issuing Banks and the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to them as set forth below.
(a)    The Borrower has the corporate power and authority (i) to execute and deliver the Amendment Documents, (ii) to perform its obligations under the Amendment Documents and under the Loan Documents as modified or replaced thereby and (iii) to borrow Loans and procure the issuance of Letters of Credit.
(b)    The execution and delivery of the Amendment Documents by the Borrower, the performance by the Borrower of its obligations under the Amendment Documents and under the Loan Documents as modified or replaced thereby, and the borrowing of Loans and procurement of Letters of Credit under the Credit Agreement as amended hereby (collectively the “Transactions”), (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (A) violate any provision of law, statute, rule or regulation the violation of which could reasonably be expected to impair the validity or enforceability of any Amendment Document or of any Loan Document as modified or replaced thereby or materially impair the rights of or benefits available to the Lenders, the Issuing Banks or the Administrative Agent under any Amendment Document or under any Loan Document as modified or replaced thereby, (B) violate any provision of the certificate or articles of incorporation or other constitutive documents or bylaws of the Borrower or any Significant Subsidiary, (C) violate any order of any Governmental Authority the violation of which could reasonably be expected to impair the validity or enforceability of any Amendment Document or of any Loan Document as modified or replaced thereby or materially impair the rights of or benefits available to the Lenders, the Issuing Banks or the Administrative Agent under any Amendment Document or under any Loan Document as modified or replaced thereby, (D) violate any provision of any indenture or other material agreement or instrument evidencing or relating to borrowed money to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, in a manner that could reasonably be expected to impair the validity or enforceability of any Amendment Document or of any Loan Document as modified or replaced thereby or materially impair the rights of or benefits available to the Lender, the Issuing Banks or the Administrative Agent under any Amendment Document or under any Loan Document as modified or replaced thereby, (E) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument in a manner that could reasonably be expected to impair the validity or enforceability of any Amendment Document or of any Loan Document as modified or replaced thereby or materially impair the rights of or benefits available to the Lenders,

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the Issuing Banks or the Administrative Agent under any Amendment Document or under any Loan Document as modified or replaced thereby or (F) result in the creation or imposition under any such indenture, agreement or other instrument of any Lien (other than the Lien under the First Mortgage related to the New First Mortgage Bond and the New Supplemental Indenture) upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.
(c)    This Amendment has been duly executed and delivered by the Borrower and constitutes, and each other Amendment Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
(d)    No action, consent or approval of, registration or filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.
(e)    The First Mortgage, as modified by the New Supplemental Indenture, constitutes a valid and perfected first-priority Lien on the collateral purported to be encumbered thereby (subject to Liens permitted to exist by the terms of the First Mortgage, as modified by the New Supplemental Indenture), enforceable against all third parties in all jurisdictions, and secures the payment of all obligations of the Borrower under the New First Mortgage Bond, and the execution, delivery and performance of this Amendment and the other Amendment Documents do not adversely affect the Lien of the First Mortgage, as modified by the New Supplemental Indenture.
(f)    The representations and warranties set forth in the Credit Agreement and in each other Loan Document are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by “Material Adverse Effect” or any other materiality qualification, true and correct in all respects) on and as of the Effective Date after giving effect to the Amendment Documents, except to the extent that any such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by “Material Adverse Effect” or any other materiality qualification, true and correct in all respects) as of such earlier date).
(g)    No Default or Event of Default has occurred and is continuing either before or after giving effect to the Amendment Documents.
SECTION 4.    Reference to and Effect on Loan Documents.
(a)    On and after the Effective Date, (i) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment,

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(ii) each reference in the Credit Agreement to “the First Mortgage Bond,” “thereunder,” “thereof,” “therein” or words of like import referring to the First Mortgage Bond shall mean and be a reference to the New First Mortgage Bond, (iii) each reference in the Credit Agreement to “the Supplemental Indenture,” “thereunder,” “thereof,” “therein” or words of like import referring to the Supplemental Indenture shall mean and be a reference to the New Supplemental Indenture, and (iv) each reference in the Credit Agreement to “the Bond Delivery Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Bond Delivery Agreement shall mean and be a reference to the New Bond Delivery Agreement.
(b)    Except as specifically contemplated by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the First Mortgage, as modified by the New Supplemental Indenture, and all of the collateral described therein do and shall continue to secure the payment of all obligations under the New First Mortgage Bond.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, any Issuing Bank or any Lender under any of the Loan Documents or constitute a waiver of any provision of any of the Loan Documents, except as expressly provided herein.
SECTION 5.    Execution in Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be effective as an original executed counterpart and shall be deemed a representation that the original executed counterpart will be delivered. The words “execution,” “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent; provided, further, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

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SECTION 6.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    Headings. Section headings in this Amendment are for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
SECTION 8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT, OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.
SECTION 9. Miscellaneous. This Amendment shall be subject to the provisions of Sections 10.12 and 10.15 of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW.]

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The parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first written above.
AVISTA CORPORATION

By:	/s/ Mark T. Thies
Name:	Mark T. Thies
Title:	Executive Vice President, CFO & Treasurer

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

MUFG UNION BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Matthew Bly
Name:	Matthew Bly
Title:	Director

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as an Issuing Bank and a Lender

By:	/s/ Joe Horrigan
Name:	Joe Horrigan
Title:	Managing Director

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Gregory R. Gredvig
Name:	Gregory R. Gredvig
Title:	Director

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

COBANK, ACB, as a Lender

By:	/s/ Kelli Cholas
Name:	Kelli Cholas
Title:	Assistant Corporate Secretary

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Keven D. Smith
Name:	Keven D. Smith
Title:	Senior Vice President

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Nathan Zarowny
Name:	Nathan Zarowny
Title:	SVP

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Executive Director

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

[Signature Page to Third Amendment to Avista Corporation Credit Agreement]

Exhibit A
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.01    Appointment and Powers. In order to expedite the various transactions contemplated by the Loan Documents, MUFG is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders and the Issuing Banks hereby irrevocably authorizes and directs the Administrative Agent to take such action on behalf of such Lender or Issuing Bank under the terms and provisions of the Loan Documents, and to exercise such powers thereunder as are specifically delegated to or required of the Administrative Agent by the terms and provisions thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized on behalf of the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of each of the Lenders and the Issuing Banks any payment of principal of or interest on the Loans and LC Disbursements outstanding hereunder, any reimbursements of LC Disbursements and all other amounts accrued under the Loan Documents paid to the Administrative Agent, and to distribute to each Lender and Issuing Bank its proper share of all payments so received as soon as practicable; (b) to give notice promptly on behalf of each of the Lenders and the Issuing Banks to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Lender and each Issuing Bank copies of all notices, agreements and other material as provided for in the Loan Documents as received by such Administrative Agent.
Section 9.02    Limitation on Liability; Reliance by Administrative Agent.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary

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to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 10.08), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default (as the case may be) is given to the Administrative Agent in writing by the Borrower or a Lender.

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(c)    Neither the Administrative Agent nor any of its Related Parties shall be liable to any Lender or Issuing Bank as such for any action taken or omitted by any of them under the Loan Documents except for its, his or her own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable judgment). Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the due execution, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent
(d)    The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Issuing Banks. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.

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(e)    Neither the Administrative Agent nor any of its Related Parties shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender or Issuing Bank of any of its obligations under the Loan Documents or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower of any of their respective obligations thereunder or in connection therewith. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, sub-agents or attorneys selected by it using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such agents, sub‑agents or attorneys and to the Related Parties of the Administrative Agent and any such agents, sub‑agents or attorneys. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys selected and authorized to act by it with reasonable care unless the damage complained of directly results from an act or failure to act on the part of the Administrative Agent which constitutes gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable judgment). Delegation to an attorney for the Administrative Agent shall not release the Administrative Agent from its obligation to perform or cause to be performed the delegated duty. The Administrative Agent shall be entitled to advice of legal counsel selected by it with respect to all matters arising under the Loan Documents and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
(f)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit, as the case may be. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.03    Other Transactions with Borrower, Etc. The person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks. The person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent when acting in its individual capacity.
Section 9.04    Reimbursement; Indemnification. Each Lender agrees (a) to reimburse the Administrative Agent in the amount of such Lender’s Pro Rata Share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, to the extent not reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of the Loan Documents or any action taken or omitted by it or any of them under the Loan Documents, to the extent not reimbursed by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

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Section 9.05 Absence of Reliance. Each of the Lenders and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, any other Issuing Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any other Issuing Bank or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, as may be applicable to such Lender, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.
Section 9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower and shall promptly give such notice in the event that the Administrative Agent becomes a Defaulting Lender. Upon receipt of any such notice of resignation, the Required Lenders may, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required during an Event of Default), appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks and after consultation with the Lenders, the Issuing Banks and the Borrower, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

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(b)    With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.07    Syndication Agent and Co-Documentation Agents. Neither the Syndication Agent nor any Co-Documentation Agent shall have any rights, powers, obligations, liabilities, responsibilities or duties under the Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, none of the persons identified as “Syndication Agent” or “Co-Documentation Agent” shall have or be deemed to have any fiduciary relationship with any Lender or Issuing Bank. Each of the Lenders and the Issuing Banks acknowledges that it has not relied, and will not rely, on any of the persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.08    Removal of Lender.

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(a)    If a Lender (i) is a Defaulting Lender or (ii) fails to give its consent to any amendment, waiver or action for which consent of all of the Lenders was required and to which the Required Lenders consented, such Lender shall, upon notice from the Borrower, execute and deliver to the Administrative Agent one or more Assignment and Assumptions assigning all of that Lender’s interests, rights and obligations under the Loan Documents to one or more Eligible Assignees designated by the Borrower, subject to (A) compliance with the provisions of Section 10.04, (B) payment in full of all principal, interest and fees owing to such Lender through the date of assignment (including any amounts payable pursuant to Section 2.14 but, in the case of a Defaulting Lender, excluding any amounts payable pursuant to Section 2.14(c) or (d)) and (C) delivery by such assignee(s) of such appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interests in any Letters of Credit then outstanding; provided, however, that the failure of any such Lender to execute and deliver to the Administrative Agent such Assignment and Assumption(s) shall not render such assignment(s) invalid, and the Administrative Agent shall record such assignment(s) in the Register. Alternatively, the Borrower may reduce the total Commitments (and for this purpose the minimum amounts for Commitment reductions shall not apply) by an amount equal to that Lender’s Commitment and pay and provide to such Lender the amounts, assurances and indemnities described above and release such Lender from its Commitment; provided, however, that the Commitment of a Defaulting Lender may not be so reduced so long as any Default or Event of Default has occurred and is continuing. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall thereafter be incorporated into this Agreement) to reflect any new Commitments and Pro Rata Shares.
(b)    In order to make all Lenders’ interests in any outstanding Loans and in any fees and other amounts due in respect of Letters of Credit ratable in accordance with any revised Pro Rata Shares after giving effect to the removal of any Lender, the Borrower shall pay or prepay, if necessary, on the effective date of such removal all outstanding Loans and fees and other amounts in respect of Letters of Credit and pay, to the extent applicable, any amounts due under Section 2.14. The Borrower may then borrow Loans from the Lenders in accordance with their revised Pro Rata Shares.
Section 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations and liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the

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reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.05.

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Exhibit B

Updated Schedules

[See attached.]

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SCHEDULE 2.01

Names, Commitments and Addresses of Lenders

Lender	Commitment
MUFG Union Bank, N.A. 1980 Saturn Street MC V01-120 Monterey Park, CA 91755 Attention: Evelyn Lagpao / Commercial Loan Operations Telephone: 323-720-2549 Email: evelyn.lagpao@unionbank.com ; CLD.SF@unionbank.com With a copy to: Attention: Cherese Joseph Telephone: (212) 782-4358 Email: CJoseph@us.mufg.jp	$66,000,000.00
U.S. Bank National Association Address: 1095 Avenue of the Americas, 15th Floor New York, NY 10036 Attention: Johnny Hon Telecopy: (917) 326-3944 Email: johnny.hon@usbank.com	$66,000,000.00
Wells Fargo Bank, National Association 90 S. Seventh Street, 15th Floor MAC N9305-156 Minneapolis, MN 55402 Attention: Gregory R. Gredvig Telecopy: (612) 316-0506 E-mail: Gregory.r.gredvig@wellsfargo.com	$66,000,000.00
CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village, CO 80111 Attention: Jacob Good, Vice President Telecopy: (303) 793-2226 E-mail: jgood@cobank.com	$46,500,000.00

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Lender	Commitment
KeyBank National Association 127 Public Square Cleveland, OH 44114 Attention: Keven D. Smith Telephone: (206) 343-6966 Telecopy: (216) 689-8329 E-mail: Renewables.ProjectFinance@keybank.com	$46,500,000.00
Bank of America, N.A. 601 W Riverside Ave - 5th Floor WA2-141-05-34 Spokane, WA 99201 Attention: Tom Thoen Telecopy: (206) 585-9205 Email: tom.thoen@bofa.com	$37,000,000.00
JPMorgan Chase Bank, N.A. 8181 Communications Pkwy, Plano, TX 75024 Attention: Nancy R. Barwig Telecopy: (972) 324-1721 E-mail: nancy.r.barwig@jpmorgan.com	$37,000,000.00
Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue New York, NY 10010 Attention: Nawshaer Safi, IBCM Corporate Lending NY Telephone: (212) 538-4358 (*106 4358) E-mail: nawshaer.safi@credit-suisse.com	$35,000,000.00
Total:	______________ $400,000,000.00

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SCHEDULE 3.13

Significant Subsidiaries

None

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